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Exhibit 8(i)(2)

Amendment No. 4 to Participation Agreement (American Century)

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AMENDMENT NO. 4 TO

PARTICIPATION AGREEMENT

Amendment to the Participation Agreement (the “Agreement”), dated October 11, 2002, by and between Transamerica Advisors Life Insurance Company of New York (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (hereinafter referred to individually and collectively as the “Account”), and American Century Investment Services, Inc. (the “Underwriter”), principal underwriter of American Century Capital Portfolios, Inc. (the “Fund”).

WHEREAS, the parties executed an amendment dated March 1, 2012 to add Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 3 to the Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XIII. Summary Prospectus

Should the Underwriter and the Company desire to permit the distribution of the Fund’s prospectuses pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

13.1. For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

13.2. The Underwriter shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as this Agreement requires that the Underwriter provide the Company with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Underwriter shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a supplement setting forth the changes in the Rule 497 filing.

13.3. The Underwriter shall be responsible for compliance with Rule 498(e).

13.4. The Underwriter represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund. The Underwriter further represents and warrants that it or its affiliates have reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

13.5. The Underwriter agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to a central web page with prominent links to the Fund’s Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund documents required to be posted in compliance with Rule 498. Such Landing Page will contain the investment options available under the Agreement.

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13.6. The Underwriter represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to the Fund. The Underwriter further represents and warrants that any information obtained about contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

13.7. The Company represents and warrants that it will respond to requests for additional Fund documents made by contract owners directly to the Company or one of its affiliates.

13.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

13.9. If the Underwriter determines that it will end its use of the Summary Prospectus delivery option, the Underwriter will provide the Company with at least 60 days’ advance notice of its intent.

13.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Underwriter reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

13.11. The Parties agree that all other provisions of this Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2.	The existing 5th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to variable annuity contracts set forth in Schedule A hereto, as it may be revised or supplemented from time to time in accordance with this Agreement (the “Contracts”);

3.	The existing 8th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the A Class of the Portfolios listed in Schedule A hereto, as it may be revised or supplemented from time to time in accordance with this Agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares in the Designated Portfolios, and classes thereof, to the Account at net asset value.

4.	The parties agree to combine existing Schedule A and Schedule B into a single schedule hereby referenced as Schedule A, as revised or supplemented from time to time by a party upon notice to the other party, provided, however, that the Company is permitted to revise or supplement the “Separate Accounts” and “Contracts” information on Schedule A by notice to the Underwriter and the Underwriter is permitted to revise or supplement the “Funds” information on Schedule A by notice to the Company; Schedule A may otherwise be amended from time to time by mutual written agreement. Schedule A and Schedule B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A. All references to Schedule B in the Agreement are hereafter a reference to Schedule A.

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5.	A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.8. Underwriter agrees to promptly notify the Company when the Fund becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”) or Adviser is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO on behalf of the Fund. Underwriter represents and warrants that the Adviser has claimed an exclusion from the definition of CPO under the CEA and, therefore, is not subject to registration or regulation as a CPO under the CEA. In the event that the Fund engages in transactions that necessitate future registration with the CFTC, the Adviser will register as a CPO and comply with applicable regulations with respect to the Fund.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Cindy A. Johnson
Name:	Cindy A. Johnson
Title:	Vice President
Date:	6/20/13

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	7-5-13

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SCHEDULE A

Revised May 1, 2013

SEPARATE ACCOUNTS

ML of New York Variable Annuity Separate Account D

CONTRACTS

Merrill Lynch IRA Annuity

Merrill Lynch Investor Choice Annuity

FUNDS – Class I

American Century Equity Income Fund (A Class @ NAV)

American Century Ultra (A Class @ NAV)